Exhibit 10.15
                           EMPLOYMENT AGREEMENT

AGREEMENT, dated November 7, 1996, by and between Robert B. Sheh ("Executive") and Air & Water Technologies Corporation, a Delaware corporation (the "Company").

WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment (the "Agreement"); and

WHEREAS, Executive desires to accept such employment and enter into such an Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1.    Position.
      (a) Executive shall serve as the Chief Executive Officer and President of the Company and have the general powers and duties of supervision and management usually vested in the office of Chief Executive Officer of the Company. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the "Board") in its sole discretion. The Company will use its best efforts to cause Executive to be nominated to the Board and to serve as Chairman of the Board. If elected, Executive agrees to serve on the Board and its committees and as Chairman without additional compensation. In the performance of his duties, Executive shall comply with the policies and procedures of the Company (presently in effect or as may be reasonably modified or established hereafter) and be subject to the direction of the Board.

      (b) During the term of his employment hereunder, Executive will devote all of his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services, either directly or indirectly, without the prior written consent of the Board. Notwithstanding any provision of this Agreement to the contrary, any breach of the provisions of this Section 1(b) shall permit the Company to terminate the employment of Executive for Cause. The Company acknowledges that Executive has advised it that he is receiving and will continue to receive certain unspecified compensation from his former employer, International Technology ("IT") Corporation, pursuant to a severance arrangement and that nothing in that severance arrangement precludes Executive from being employed by the Company. Executive acknowledges and agrees that in the event IT Corporation ceases to make payments to Executive under of said severance arrangement or other agreement because of Executive's employment with the Company, the Company has no obligation to make him whole or otherwise pay him the monies and other benefits IT Corporation promised or otherwise may owe him. The Company acknowledges that Executive presently sits on the Board of Trustees of the Harvey Mudd College, the Board of Advisors at the Berkeley School of Chemical Engineering, the Rensselaer Polytechnic Institute Board of Advisors at the School of Civil Engineering, and the Board of Trustees of the Hugh O'Brian Youth Foundation.

      (c) To the best of Executive's knowledge, Executive represents and warrants that he is not a party to any agreement, contract, or understanding, whether of employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing his employment and other obligations in accordance with the terms and conditions of this Agreement. Executive further agrees to indemnify and hold harmless the Company and its past and present officers, directors, employees, agents, owners, stockholders, represen-tatives, and attorneys from and against and in respect of any and all claims alleging that (a) Executive is so restricted or prohibited or (b) the Company has committed a wrongful act in negotiating with, and employing the services of, Executive.

2.    Term of Employment.
      The term of Executive's employment under this Agreement shall commence on the date hereof and shall continue thereafter unless and until terminated as provided in Section 9 of this Agreement (the "Employment Term").

3.    Compensation.
      The Company shall pay Executive an annual gross base salary (the "Base Salary") at the annual initial rate of Four Hundred Thousand Dollars ($400,000), payable in bi-weekly installments in accordance with the Company's usual payment practices. The Executive shall be entitled to such increases in his Base Salary as may be determined from time to time in the sole discretion of the Board. At such times and in such manner as is acceptable to the Company, Executive may elect to defer receipt of up to fifteen percent (15%) of his Base Salary to future fiscal years. The parties agree to execute such additional documents as may be necessary to implement this deferral arrangement in accordance with the U.S. Internal Revenue Code and regulations promulgated thereunder.

4.    Bonus and Stock Options
      (a) With respect to each fiscal year during the Employment Term, Executive shall be eligible to receive, in addition to his Base Salary, a bonus for services rendered during such fiscal year, which Bonus shall be determined by the Board in its sole discretion. In each fiscal year, Executive may be paid a bonus of up to sixty percent (60%) of Executive's Base Salary in such fiscal year, which bonus shall be paid in cash. However, for his first fiscal year of service during the Employment Term, Executive shall be paid a bonus of not less than twenty-five percent (25%) of his Base Salary for such fiscal year, which bonus will be paid in cash. At such times and in such manner as is acceptable to the Company, Executive may elect to defer receipt of all or part of his bonus, if any, in a particular fiscal year to future fiscal years. The parties agree to execute such additional documents as may be necessary to implement this deferral arrangement in accordance with the U.S. Internal Revenue Code and regulations promulgated thereunder.


            (b)(i) Upon commencing employment with the Company, and subject to the approval of the Compensation and Stock Option Committee of the Board ("Committee"), Executive will be awarded options to purchase fifty thousand (50,000) shares of the Company's Class A Common Stock ("Common Stock"), which options will be fully vested upon award by the Committee and will have an exercise price based on the per share fair market value of the Common Stock on the date the Committee approves the award. At the beginning of the second, third, fourth, and fifth fiscal years of the Employment Term, if Executive is still employed by the Company under the terms of this Agreement, and subject to the approval of the Committee in each such fiscal year, Executive will be awarded in each such fiscal year options to purchase fifty thousand (50,000) shares of Common Stock, which options will vest in accordance with the following schedule as long as Executive is still employed by the Company on the vesting date:

                     (A) twenty-five percent (25%) one (1) year after the date of the award by the Committee;


                     (B) twenty-five percent (25%) two (2) years after the date of the award by the Committee;

                     (C) twenty-five percent (25%) three (3) years after the date of the award by the Committee; and

                     (D) twenty-five percent (25%) four (4) years after the date of the award by the Committee,

                     and which options will have an exercise price based on the per share fair market value of the Common Stock on the date in the fiscal year in which the Committee approves the award. With respect to the stock options to be awarded at the beginning of the second, third, fourth, and fifth fiscal years of the Employment Term, and subject to the approval of the Committee, the quantity of stock options to be awarded and their exercise prices will be adjusted in the event of and to reflect the impact of any major recapitalization of the Company.

            (ii) Nothing in Section 4(b)(i) precludes the Committee, in its sole discretion, from awarding Executive stock options in addition to those stock options enumerated in
                     Section 4(b)(i).


            (iii) All stock options awarded to Executive under Section 4(b)(i) and (ii) are subject to the terms of the Company's stock option plan pursuant to which the stock options are awarded.

5.    Relocation Expenses
      Upon presentation by Executive of documentation supporting such expenses, the Company agrees to reimburse Executive or pay on his behalf up to the total gross amount of One Hundred Thousand Dollars ($100,000.00) to defray the actual reasonable costs of Executive's moving expenses to relocate his residence from California to the greater New York metropolitan area ("NY area"). Such moving expenses shall include temporary living costs in the NY area, costs associated with the purchase of a new home in the NY area, and costs associated with the sale of Executive's present home in California. Executive will be reimbursed by the Company for any taxes payable by him on the monies paid to him or on his behalf pursuant to this Section 5 but only to the extent that the sum of the monies paid to him or on his behalf for moving expenses and the tax reimbursement does not exceed the aforesaid total gross amount of $100,000.

6.    Vacation
      Executive shall be entitled to four (4) weeks vacation in each calendar year, which amount will be prorated in those calendar years in which he is employed by the Company for only part of the calendar year.



7.    Employee Benefits.
      Executive shall be provided employee benefits (including fringe benefits, pension and profit sharing plan participation and life, health, accident and disability insurance) (collectively "Employee Benefits") on the same basis as those benefits are generally made available to senior executives of the Company. In addition, to the extent not otherwise provided for in this Agreement, Executive shall be entitled to participate in all plans providing benefits to the senior executives including incentive compensation, stock option, stock appreciation, stock bonus and other compensable plans extended by the Company from time to time to senior corporate officers.

8.    Business Expenses and Perquisites
      (a) Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies.

      (b) The Company shall provide to Executive during the term of this Agreement the use of an automobile for which the Company shall assume the cost of insurance, taxes, maintenance and business related operating expenses upon presentation by Executive of documentation supporting such expenses. Executive shall bear the costs of personal use of the vehicle and such use shall be governed by the U.S. Tax Code provisions regulating business and personal use of a Company car.

9.    Termination of Employment
      (a) For Cause by the Company. Executive's employment hereunder may be terminated by the Company for "Cause" at any time during the Employment Term. For purposes of this Agreement, "Cause" shall mean (i) Executive's willful and continued failure substantially to perform his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), (ii) dishonesty or breach of trust in the performance of Executive's duties hereunder which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, (iii) any act or omission on Executive's part constituting a felony under the laws of the United States or any state thereof that has an adverse impact on Executive's character, suitability, or fitness to remain as the Chief Executive Officer of the Company, or (iv) any other willful act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates. For purposes of this Section 9(a), no act or failure to act on the part of Executive shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the act or omission of Executive was in, or not opposed to, the best interest of the Company. If Executive is terminated by the Company for Cause, he shall be entitled only to receive his Base Salary through the date of termination. All other benefits due Executive following Executive's termination of employment pursuant to this Section 9(a) shall be determined in accordance with the plans, policies and practices of the Company.

      (b) Disability or Death. Executive's employment hereunder shall terminate upon his death and if Executive becomes physically or mentally incapacitated and is therefore unable for a period of two
            (2) consecutive months or for an aggregate of three (3) months in any twelve (12) consecutive month period to perform his duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement. Upon termination of Executive's employment hereunder for either Disability or death, Executive or his estate (as the case may be) shall continue to receive the payment to which Executive is entitled pursuant to Section 3 hereof (hereinafter the "Contract Payments") for a period of twelve (12) months from the date of termination for either Disability or death. All other benefits due Executive following Executive's termination for either Disability or death shall be determined in accordance with the plans, policies and practices of the Company.

      (c) Without Cause by the Company. Executive's employment hereunder may be terminated by the Company without Cause (other than by reason of Disability or death) at any time during the Employment Term. If Executive is terminated by the Company without Cause (other than by reason of Disability or death), Executive shall continue to receive the Contract Payments for a period of two (2) years from the date of Executive's termination pursuant to this
            Section 9(c). All other benefits due Executive following Executive's termination of employment by the Company without Cause (other than by reason of Disability or death) shall be determined in accordance with the plans, policies and practices of the Company, except that Executive shall not be entitled to any separation or severance pay under any such plans, policies and practices.


      (d)   Termination by Executive.
            (i) If Executive terminates his employment with the Company for any reason (other than the reason set forth in Section 9(d)(ii)), Executive shall be entitled to the same payment he would have received if his employment had been terminated by the Company for Cause.

            (ii) If, within thirty (30) days after a "Change of Control", Executive terminates his employment with the Company because of the "Change of Control", Executive shall be entitled to the same payments he would have received if his employment had been terminated by the Company without Cause. For purposes of this Agreement, "Change of Control" shall mean that (A) Compagnie Generale des Eaux ("CGE") ceases to own at least thirty percent (30%) of the voting power of the Company's then outstanding securities entitled generally to vote for the election of the members of the Board of Directors of the Company or (B) another company or partnership (other than CGE or one of CGE's affiliated companies) becomes the largest holder of the voting power of the Company's then outstanding securities entitled generally to vote for the election of the members of the Board of Directors of the Company. In determining whether CGE ceases to own at least thirty percent (30%) of the voting power or whether another company or partnership has become the largest holder of the voting power, the voting power ownership interests of CGE's affiliated companies (including subsidiaries (whether wholly or partially owned or whether directly or indirectly owned), partnerships, and joint ventures) in the Company shall be aggregated with CGE's direct voting power ownership interest in the Company.

      (e) Notice of Termination. Any purported termination of employment by the Company or by Executive shall be communicated by written
            Notice of Termination to the other party hereto in accordance with
            Section 14(g) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. Executive shall give the Company at least fifteen
            (15) days advance written notice of his intention to terminate his employment (under Section 9(d)) and no such termination shall be effective unless that notice has been given. In the event Executive gives notice of his intention to terminate his employment, the Company is entitled to accelerate his termination to an earlier date and such termination shall still be deemed a termination by Executive governed by Section 9(d).

      (f) During the period of continued payment provided in Section 9(b) and (c) hereof, Executive will be available, without additional compensation and consistent with other responsibilities that he may then have as an officer or employee of another company, to answer questions and provide advice to the Company. Executive shall not be required to mitigate the amount of any Contract Payment provided for in Section 9(b) and (c) by seeking other employment or otherwise, and no such employment, if obtained, or compensation payable in connection therewith, shall reduce any amounts to which Executive is entitled under Section 9(b) and (c).

10.   Non-Competition.
      (a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates and accordingly agrees that for a two (2) year period following the termination of his employment under this Agreement Executive will not, anywhere in the United States of America, directly or indirectly own, manage, become an employee or officer of, operate, join, control, participate in, invest in (except for passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), consult with, or otherwise be connected in any manner with, whether as an investor or otherwise, any "Pollution Control Companies". For purposes of this Section 10, "Pollution Control Companies" means and includes (i) any firm, company, or person which derives twenty-five percent (25%) or more of its gross revenues before taxes from the business of consultant engineers for the water and/or wastewater treatment industry (private or public sector),
            (ii) any firm, company, or person which is engaged in the business of contract operation of water and/or wastewater systems, and/or
            (iii) any investor-owned water utility.

            Notwithstanding the foregoing, in the event of termination of this Agreement without cause by the Company pursuant to Section 9(c) hereof, "Pollution Control Companies" shall mean and include (i) the following companies and their respective subsidiaries and affiliates: Montgomery Watson, CH2M Hill, Camp Dresser McKee, Black & Veatch, Malcolm Pirnie, and Hazen & Sawyer, (ii) any firm, company, or person which is engaged in the business of contract operation of water and/or wastewater systems, and/or (iii) any investor-owned water utility.

            Notwithstanding any provision of this Agreement to the contrary, from and after any breach by Executive of the provisions of this
            Section 10(a), the Company shall cease to have any obligations to make payments to Executive under this Agreement.

      (b) Executive will not directly or indirectly induce any employee of the Company or any of its subsidiaries or affiliates to engage in any activity in which Executive is prohibited from engaging by
            Section 10(a) above or to terminate his employment with the Company or any of its subsidiaries or affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by the Company or any of its subsidiaries or affiliates unless such person shall have ceased to be employed by the Company or any of its subsidiaries or affiliates for a period of at least twelve (12) months.

      (c) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11.   Confidentiality.
      Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation, or other business organization, entity or enterprise, other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided, that the foregoing shall not apply to information which is not unique to the Company, or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its subsidiaries and affiliates, except that he may retain personal notes, notebooks and diaries. Executive further agrees that he will not retain or use for his account at any time any trade name, trademark or other proprietary business designation used or owned in connection with the business of the Company or its subsidiaries and affiliates.

12. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 1(b), Section 10 or Section 11 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

13.   Arbitration
      (a) Except as provided in Section 13(b) immediately below, any and all claims arising out of or relating to (i) this Agreement, (ii) any breach of any provision of this Agreement, (iii) Executive's employment at any time with the Company, and/or (iv) the termination of Executive's employment with the Company shall be settled by arbitration. Such arbitration proceeding shall be conducted pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA") then in effect, by a single arbitrator and shall be held in Somerset County, New Jersey. The cost of the arbitration proceeding and the reasonable costs and attorneys' fees of the prevailing party shall be paid by the non-prevailing party, with the dollar amount of these costs and fees to be fixed by the arbitrator. The judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction thereof.

      (b) Nothing in Section 13(a) immediately above shall be construed or interpreted to preclude the Company from filing suit in a court of competent jurisdiction in order to enforce its rights and remedies under Sections 1(b), 10, 11 and/or 12 of this Agreement. In any such suit, the court is empowered to and shall resolve any dispute as to whether the claims asserted by the Company are within the scope of Sections 1(b), 10, 11 and/or 12 of this Agreement, and the court shall not refer such dispute to arbitration under
            Section 13(a) immediately above.

      (c) With respect to the claims of Executive that are within the scope of Section 13(a) above, if Executive has the same, similar, or related claims against any of the Company's employee benefit plans, trusts, committees, or boards or against any past or present officers, directors, employees, agents, owners, stockholders, trustees, fiduciaries, administrators, sponsors, representatives, or attorneys of the Company, its subsidiaries, or its affiliates or the Company's employee benefit plans, trusts, committees, or boards (collectively referred to as the "Other Defendants"), and if Executive seeks to litigate such claims against the Other Defendants in a civil action or any other proceeding (including before an administrative agency), Executive agrees that any or all of said Other Defendants may compel Executive to arbitrate his claims against them pursuant to the terms of this Section 13.

      (d) The arbitrator selected by the parties pursuant to the AAA rules shall have expertise in private industry employee relations and shall hear and determine the case promptly. The burden of persuasion shall at all times be upon the party seeking relief.


14.   Miscellaneous.
      (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

      (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and fully supersedes any and all prior restrictions, agreements, statements, representations, promises, inducements, warranties, covenants or understandings, written or oral, between Executive and the Company with respect to the subject matter herein. There are no restrictions, agreements, statements, representations, promises, inducements, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

      (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

      (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

      (e) Assignment. This Agreement shall not be assignable by Executive and shall be assignable by the Company only with the consent of Executive.

      (f) Successors, Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto. This Agreement shall also inure to the benefit of the Other Defendants and their respective heirs, executors, administrators, successors, assigns, and legal representatives.

      (g) Notice. For the purpose of this Agreement notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when telecopied, delivered, or mailed by United States registered mail, return receipt requested, postage prepaid addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt. Notice by telecopier will be effective only if and when receipt is confirmed by the sender by telephoning and speaking directly with the intended recipient or, in the absence of the intended recipient, in the case of the Company, the regular secretary of the intended recipient, and in the case of Executive, a member of his family at his residence.

      (h) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

      (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


      (j) Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.



IN WITNESS WHEREOF, the parties hereto set their hands as of the day and year first above written.

                           AIR & WATER TECHNOLOGIES CORPORATION
                           P.O. Box 1500
                           Somerville, New Jersey 08876



                           By _________________________________






                           ROBERT B. SHEH
                           1400 Pasco del Mar
                           Palos Verdes Estates, California 90274



                           _______________________________________